UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2010

HARBOR BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34584	13-3697002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4435 Eastgate Mall, Suite 400 San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 587-9333

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Entry into a Material Definitive Agreement.

As previously reported, on September 15, 2009, Nasdaq notified Harbor BioSciences, Inc. (“the Company”) that the bid price of its common stock on The Nasdaq Global Market had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, did not comply with Nasdaq Listing Rule 5450(a)(1) (the “Rule”). Therefore, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until March 15, 2010, to regain compliance with the Rule.

On March 18, 2010, the Company transferred to The Nasdaq Capital Market (the “Capital Market”) and as set forth in Nasdaq Listing Rule 5810(c)(3)(A)(i), it was afforded the remainder of this market’s second 180 calendar day compliance period, or until September 13, 2010, to regain compliance with the minimum $1.00 bid price per share requirement.

The Company received notice from Nasdaq on September 14, 2010 that it had not regained compliance with the Rule and, accordingly, its securities will be delisted from the Capital Market on September 23, 2010. The Company has the right to request an appeal of Nasdaq’s determination to a Hearings Panel (the “Panel”) in accordance with Nasdaq Listing Rule 5800 Series. The Company does not plan to request an appeal and, therefore, trading in the Company’s common stock on the Capital Market will be suspended at the opening of business on September 23, 2010.

The Company expects its common stock to be quoted on the OTC Bulletin Board following its delisting from the Nasdaq Capital Market, subject to compliance with Rule 15c2-11 under the Securities Exchange Act of 1934, as amended.

The Company issued a press release regarding the foregoing on September 17, 2010, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

99.1         Press Release issued by Harbor Biosciences, Inc. on September 17, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated September 17, 2010

HARBOR BIOSCIENCES, INC.

By:	/S/ ROBERT W. WEBER
Robert W. Weber
Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Harbor Biosciences, Inc. on September 17, 2010